Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Renewable Energy Acquisition Corp. of our report dated August 10, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Renewable Energy Acquisition Corp. as of May 19, 2021 and for the period from March 16, 2021 (date of inception) through May 19, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

September 14, 2021